ARTICLE 4.
			      __________

      			AFFIRMATIVE COVENANTS
      			_____________________

	The Borrower will at all times comply with the covenants contained in this Article 4, from the date hereof and for so long as any part of the Indebtedness or the Commitment is outstanding.

	Section 4.01 Financial Statements and Reports. The Borrower will promptly furnish to the Lender from time to time upon request such information regarding the business and affairs and financial condition of the Borrower and the Subsidiaries as the Lender may reasonably request, and will furnish to the Lender:

		(a) Annual Reports. Promptly after becoming available and in any event within 120 days after the end of each fiscal year of the Borrower, the audited consolidated statements of income, stockholders' equity and cash flow of the Borrower for such fiscal year, and the related consolidated balance sheet of the Borrower a s at the end of such fiscal year, and setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, accompanied by the related opinion of KPMG Peat Marwick or other independent public accountants of recognized standing acceptable to the Lender which opinion shall state that said financial statements have been prepared in accordance with generally accepted accounting principles consistently applied and fairly present the consolidated financial position and results of operations of the Borrower as at the end of, and for such fiscal year; and

		(b) Quarterly Reports. Promptly after becoming available and in any event within 60 days after the end of each of the first three fiscal quarterly periods of each fiscal year of the Borrower, the condensed consolidated statements of income, and cash flow of the Borrower for such period, the condensed consolidated statements of income and cash flow of the Borrower for the period from the beginning of the fiscal year to the end of such period, and the related condensed consolidated balance sheet as at the end of such period, and setting forth, in the case of the statement of income, in comparative form the corresponding figures for the corresponding period of the preceding fiscal year, certified by the principal accounting officer or treasurer of the Borrower which certificate shall state that said financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied, and fairly present the consolidated financial position and results of operations of the Borrower as at the end of, and for such fiscal period; and

		(c) SEC and Other Reports. Promptly upon their becoming available, one copy of each financial statement, report, notice or proxy statement sent by the Borrower to stockholders generally, and of each regular or periodic report and any registration statement, prospectus or written communication (other than transmittal letters) in respect thereof filed by the Borrower with or received by the Borrower in connection therewith from, any securities exchange or the Securities and Exchange Commission or any successor agency.

		(d) Year End Reserve Report. As soon as available, but no later than 90 days after the end of each calendar year, the Borrower shall furnish to the Lender a Reserve Report in form and substance reasonably satisfactory to the Lender prepared by Ryder, Scott & Co. or another independent petroleum engineering firm acceptable to the Lender, which report shall evaluate the Mortgaged Properties as of the end of such calendar year and which shall set forth the proved producing, proved non-producing and probable oil and gas reserves attributable to such Mortgaged Properties together with a projection of the rate of production and future net income with respect thereto as of such date and any other information reasonably requested by the Lender. Such report shall be accompanied by a certificate of the Borrower's vice president in charge of operations stating that the Reserve Report is based upon historical information which is accurate and complete in all material respects to the best of his knowledge.

		(e) Mid Year Reserve Report. As soon as available, but no later than 60 days after June 30 of each year commencing June 30, 1994, the Borrower shall furnish to the Lender a Reserve Report in form and substance reasonably satisfactory to the Lender prepared by Borrower which report shall evaluate the Mortgaged Properties as of June 30 and which shall set forth the proved producing, proved non-producing and probable oil and gas reserves attributable to such Mortgaged Properties together with a projection of the rate of production and future net income with respect thereto as of such date and any other information reasonably requested by the Lender. Such report shall be accompanied by a certificate of the Borrower's vice president in charge of operations stating that the Reserve Report was prepared in accordance with generally accepted engineering practices and is based upon historical information which is accurate and complete in all material respects to the best of his knowledge.

		(f) Title Certificate. With the delivery of each Reserve Report, the Borrower shall provide to the Lender, a certificate from the principal accounting officer or treasurer of the Borrower that, to the best of his knowledge and in all material respects, (i) the Borrower owns good and defensible title to the Mortgaged Properties free of all Liens except for Liens permitted under Section and that the Lender has a first and prior Lien on the Mortgaged Properties pursuant to the Security Instruments subject only to Excepted Liens,
	(ii) except as set forth on an exhibit to the certificate, on a net basis there are no gas imbalances, take or pay or other prepayments with respect to the Mortgaged Properties which would require Borrower to deliver Hydrocarbons produced from Mortgaged Properties at some future time without then or thereafter receiving full payment therefor,
	(iii) no Mortgaged Properties have been sold since the date of the last Reserve Report furnished to Lender, except as consented to in writing by the Lender or set forth in Exhibit D, and (iv) Borrower owns the net revenue interest in each well, unit or lease as set forth in the most recent Reserve Report after giving effect to all encumbrances affecting each such Property.

		(g) Monthly Payment Amount Report. As soon as available and in any event within 40 days after the end of each month, a statement of the calculation of the Monthly Payment Amount for such month in the form of Exhibit L, and a lease operating statement for each Mortgaged Property setting forth quantities or volume of production, pricing and operating expenses, a capital expenditure summary setting forth capital expenditures for each Mortgaged Property, and such other information with respect thereto as the Lender may require.

		(h) Litigation Report. The Borrower shall promptly give to the Lender notice of: (i) all legal or arbitral proceedings, and of all proceedings before any Governmental Authority, to which the Borrower has knowledge affecting the Borrower or any Subsidiary except proceedings which, if adversely determined, would not have a Material Adverse Effect, and (ii) any litigation or proceeding affecting the Borrower or any Subsidiary in which the amount involved is $100,000 or more and not covered by insurance, or in which injunctive or similar relief is sought.

		(i)     Purchaser and Remitters.   Promptly upon Lender's
	request, Borrower will furnish Lender with a listing of those parties and entities purchasing Hydrocarbons being produced and sold from or allocated to the Mortgaged Properties and a listing of those companies receiving payment and accounting for the proceeds attributable to such Hydrocarbons from such parties or entities.

	Section 4.02 Annual Certificates of Compliance. Concurrently with the furnishing of the annual financial statements pursuant to Subsection
(a), the Borrower will furnish or cause to be furnished to the Lender a certificate of compliance, as follows:

	a certificate signed by the principal accounting officer or treasurer of the Borrower (i) stating that a review of the activities of the Borrower and its Subsidiaries has been made under his supervision with a view to determining whether the Borrower has fulfilled all of its obligations under this Agreement, the other Security Instruments and the Note; (ii) stating that the Borrower has complied with all of the terms of, and fulfilled its obligations under, such instruments, or if the Borrower shall be in Default, specifying any Default and the nature and status thereof; (iii) to the extent requested from time to time by the Lender, specifically affirming compliance of the Borrowerwith any of its obligations under such instruments; and (iv) containing or accompanied by such financial or other details, information and material as the Lender may reasonably request to evidence such compliance.

	Section 4.03 Quarterly Certificates of Compliance. Concurrently with the furnishing of the quarterly financial statements pursuant to Subsection (b), the Borrower will furnish or cause to be furnished to the Lender a certificate from its principal accounting officer of treasurer in the same form as the certificate required by Subsection 4.02 including all the matters referred to in clauses (i) through (iv), inclusive, thereof.

	Section 4.04 Taxes and Other Liens.The Borrower will pay and discharge promptly all taxes, assessments and governmental charges or levies imposed upon it or upon the income or any Property owned or used by it as well as all claims of any kind (including claims for labor, materials, supplies and rent) which, if unpaid, might become a Lien upon any or all of the Mortgaged Property; provided, however, that the Borrower shall not be required to pay any such tax, assessment, charge, levy or claim if the amount, applicability or validity thereof shall currently be contested in good faith by appropriate proceedings diligently conducted by or on behalf of Borrower, and if Borrower shall have set up reserves therefor adequate under GAAP.

	Section 4.05 Maintenance. (a) The Borrower will (i) maintain its corporate rights and franchises; and (ii) observe and comply (to the extent necessary so that any failure would not have a Material Adverse Effect) with all Governmental Requirements.

	(b) The Borrower will do or cause to be done all things reasonably necessary to preserve and keep in good repair, working order and efficiency in accordance with good industry practices all of the Mortgaged Properties including, without limitation, all equipment, machinery and facilities, and from time to time will make all the reasonably necessary repairs, renewals and replacements so that at all times the state and condition of the Mortgaged Properties owned by them will be fully preserved and maintained, except to the extent a portion of such Mortgaged Properties is no longer capable of producing Hydrocarbons in economically reasonable amounts. The Borrower will promptly pay and discharge or cause to be paid and discharged all delay rentals, royalties, expenses and indebtedness accruing under, and perform or cause to be performed in all material respects each and every act, matter or thing required by, each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting the Mortgaged Properties and will do all other things necessary to keep unimpaired their rights with respect thereto and prevent any forfeiture thereof or a default thereunder, except to the extent a portion of the Mortgaged Properties is no longer capable of producing Hydrocarbons in economically reasonable amounts. The Borrower will operate the Mortgaged Properties or cause the Mortgaged Properties to be operated in a careful and efficient manner in accordance with the practices of the industry and in compliance in all material respects with all applicable contracts and agreements and in compliance in all material respects with all Governmental Requirements, including Environmental Laws.

	Section 4.06 Further Assurances. The Borrower will cure promptly any defects in the creation, or issuance of the Note and the execution and delivery of the Security Instruments, including this Agreement. The Borrower at its expense will promptly execute and deliver to the Lender upon request all such other and further documents, agreements and instruments in compliance with or accomplishment of the covenants and agreements of the Borrower in the Security Instruments, including this Agreement, or to further evidence and more fully describe the Collateral intended as security for the Note, or to correct any omissions in the Security Instruments, or more fully to state the security obligations set out herein or in any of the Security Instruments, or to perfect, protect or preserve any Liens created pursuant to any of the Security Instruments, or to make any recordings, to file any notices, or obtain any consents, all as may be necessary or appropriate in connection therewith.

	Section 4.07 Performance of Obligations. The Borrower will pay the Note according to the terms thereof and hereof; and the Borrower will do and perform every act and discharge all of the obligations provided to be performed and discharged by the Borrower under the Security Instruments, including this Agreement, at the time or times and in the manner specified.

	Section 4.08 Reimbursement of Expenses. The Borrower will pay all reasonable out-of-pocket expenses of the Lender (including legal fees and expenses) incurred by the Lender in connection with the preparation of this Agreement and any and all other Security Instruments contemplated hereby (including any amendments hereto or thereto or consents or waivers hereunder or thereunder) and will also pay all fees, charges or taxes for the recording or filing of Security Instruments. The Borrower will also pay all reasonable out-of-pocket expenses of the Lender (including legal fees and expenses) in connection with any claims or adverse circumstances that may arise affecting any of the Collateral. The Borrower will, upon request, promptly reimburse the Lender for all amounts expended, advanced or incurred by the Lender to satisfy any obligation of the Borrower under this Agreement or any other Security Instrument, or to collect the Note, or to enforce the rights of the Lender under this Agreement or any other Security Instrument, which amounts will include all court costs, attorneys' fees (including, without limitation, for trial, appeal or other proceedings), fees of auditors and accountants, and investigation expenses reasonably incurred by the Lender in connection with any such matters. Any amounts not paid or reimbursed by Borrower within 30 days after the date of written demand by the Lender for such payment or reimbursement shall bear interest at the Past Due Rate until the date of payment or reimbursement.

	Section 4.09 Insurance. The Borrower will maintain and will continue to maintain with financially sound and reputable insurers, insurance with respect to the Mortgaged Properties and business against such liabilities, casualties, risks and contingencies and in such types and amounts as is customary in the case of Persons engaged in the same or similar businesses and similarly situated but at a minimum shall maintain the coverage set forth on Exhibit G. Upon request of the Lender, the Borrower will furnish or cause to be furnished to the Lender from time to time a summary of the insurance coverage of the Borrower in form and substance satisfactory to the Lender and if requested will furnish the Lender copies of the applicable policies. The Borrower will cause the loss payable clauses with respect to all property damage insurance coverin g the Mortgaged Properties to be endorsed in favor of and made payable to Lender as the interests of Lender may appear, and the Lender shall be named as an additional insured with respect to all insurance providing liability coverages. The Borrower shall cause such policies to be endorsed to provide that they will not be cancelled without 30 days prior written notice having been given by the insurance company to the Lender. The Lender shall have the right to collect and Borrower hereby assigns to Lender, any and all monies that may become payable under the policies of property damage insurance with respect to the Mortgaged Properties. Such proceeds shall be held as cash Collateral until applied by Lender in accordance with the remainder of this Section. Borrower may elect to have such monies held by Lender as cash Collateral applied toward (i) repayment of the Indebtedness or (ii) repair or replacement of the Mortgaged Properties subject to and in accordance with the remaining provisions of this Section. If Borrower elects to apply such proceeds to the Indebtedness and after payment in full of such Indebtedness should any surplus remain, said surplus shall be paid over to the Borrower. If Borrower, in its reasonable judgment based on prudent industry practice, determines that all or any portion of the Mortgaged Properties subject to a casualty loss can be restored (through repair or replacement) to an economically feasible condition and notifies Lender that it has elected to restore or replace the Mortgaged Properties, Lender shall disburse to Borrower out of such insurance proceeds collected by Lender the amounts that Borrower has paid to restore (by repair or replacement) such Mortgaged Property and upon completion of such repairs or restoration and notice from Borrower the balance, if any, of such insurance proceeds shall be applied to payment of the Indebtedness in such manner as Lender may direct. Promptly upon the completion of any restoration that Borrower has elected to perform or have performed, Buyer shall notify Lender of such completion and thereupon, Lender may apply the balance of such insurance proceeds in the manner as it directs. If
Borrower does not elect to restore or replace the Mortgaged Properties, Borrower shall so notify Lender and such insurance proceeds shall be applied to payment of the Indebtedness in such manner as the Lender shall direct. Lender's obligation to reimburse Borrower for amounts paid to restore such Mortgaged Property shall be subject to Lender's receipt of reasonably satisfactory evidence of Borrower's payment of such costs.
If Borrower has not notified Lender of its intent to restore the Mortgaged Property within 90 days after the occurrence of the casualty loss, Lender may apply the insurance proceeds to the payment of the Indebtedness in such manner as the Lender shall direct.

	Section 4.10 Accounts and Records. The Borrower will keep books of record and account in which full, true and correct entries will be made of all dealings or transactions in relation to their respective business and activities, in accordance with GAAP.

	Section 4.11 Right of Inspection and Audit. The Borrower will permit any officer, employee or agent of the Lender to visit and inspect any of the Mortgaged Properties, examine and audit the books of record and accounts of the Borrower, take copies and extracts therefrom, and discuss the affairs, finances and accounts of the Borrower with the officers, accountants and auditors of the Borrower, all at such reasonable times and as often as the Lender may desire and all at Lender's risk. Lender shall bear the expense of such inspection unless such inspections are made in connection with Lender's enforcement of rights and remedies or preservation or protection of the Collateral.

	Section 4.12 Notice of Certain Events. The Borrower shall promptly notify the Lender if it learns of the occurrence of (i) any event which constitutes a Default, together with a detailed statement by a responsible officer of the Borrower of the steps being taken to cure the effect of such Default; or (ii) the receipt of any notice from, or the taking of any other action by, the holder of any promissory note, debenture or other evidence of indebtedness of the Borrower or the holder of any "security"
(as defined in the Securities Act of 1933, as amended) of the Borrower with respect to a claimed default, together with a detailed statement by a responsible officer of the Borrower specifying the notice given or other action taken by such holder and the nature of the claimed default and what action the Borrower is taking or proposes to take with respect thereto;
or (iii) any dispute between the Borrower, any Subsidiary and any governmental authority or any other Person which, if adversely determined, would have a Material Adverse Effect; or (iv) any material default or noncompliance of any party to any of the Designated Contracts with any of the terms and conditions of the Designated Contracts, or any notice of termination or other material proceedings or actions which might adversely affect any of the Designated Contracts; or (v) any amendment (whether or not material and whether or not permitted by this Agreement or by any consent of the Lender to a deviation from the terms of this Agreement) of any of the Designated Contracts, together with a copy of such amendment;
or (vi) any event or condition having a Material Adverse Effect; or (vii) any Suspension Event.

	Section 4.13 Performance of Designated Contracts. The Borrower will perform and observe in all material respects each of the provisions of the Designated Contracts to which it is a party on its part to be performed or observed prior to the termination thereof. Prior to the expiration of the option periods under the Option Agreement, the Borrower (i) will exercise the options provided for therein to the full extent of the notional quantities of gas covered thereby, or such lesser quantities as may be approved by Lender in its sole discretion, and pay the premiums due in connection therewith, or (ii) obtain other commodity price protection acceptable to Lender and grant Lender a first priority perfected security interest in the agreements creating such price protection. Prior to commencing sales of Hydrocarbons from the Mortgaged Properties, Borrower will enter into with creditworthy parties, and as long as any of the Mortgaged Properties continue to produce Hydrocarbons Borrower will maintain in effect with the original creditworthy parties or other creditworthy parties, Production Marketing Agreements covering quantities produced from the Mortgaged Properties not less than the notional quantities covered by the Price Swap providing for the price payable each month to be a market sensitive price, adjusted at least monthly. For the purposes of this Section , the term "creditworthy party" means Enron Corp., any Affiliate of Enron Corp. or any third party having a credit rating from Standard & Poors and Moodys Investor's Services, Inc. not less than that of Enron Corp. or any other third party, regardless of credit rating, so long as the obligations of such third party are supported by a letter of credit or similar enhancement facility satisfactory to Lender issued by a third party having a credit rating not less than that of Enron Corp.

	Section 4.14 Title Information. (a) Upon the request of Lender, the Borrower in addition to the title certificate required pursuant to Section (f) will deliver such additional title information as is reasonably requested by Lender in form and substance acceptable to the Lender as is necessary covering the Mortgaged Properties evaluated by such Reserve Report so that the Lender shall have received, together with the title information previously received by the Lender, satisfactory title information covering Mortgaged Properties. Lender shall not be entitled to require updated title opinions unless a title question has arisen or title change has occurred after the date of the most recent title opinion.

	(b) The Borrower shall cure any title defects or exceptions raised by the information provided pursuant to Section 4.14(a) which are not Excepted Liens and which Lender in its discretion believes may adversely affect the Mortgaged Property within 90 days after a request by the Lender to cure such defects or exceptions.

	Section 4.15 Environmental Procedures. The Borrower will establish and implement such procedures as may be necessary to continuously determine and assure that the Mortgaged Property, and the operations conducted thereon are in compliance with all Environmental Laws. Borrower will promptly notify the Lender in writing of any existing, pending or threatened action, investigation or inquiry by any Governmental Authority excluding routine testing and corrective action in connection with any Environmental Laws that affects any of the Mortgaged Property.

	Section 4.16 Collateral. The Borrower shall subject the Mortgage d Properties to the Security Instruments in a form acceptable to the Lender to create a first and prior Lien on such Properties subject only to Excepted Liens. The Borrower shall pay for all reasonable costs in connection with the preparation and recordation of such Security Instruments and fees and expenses of local counsel to the Lender for opinions on the enforceability of any such Security Instruments.

	Section 4.17 Capital Expenditures.Borrower agrees to make the capital expenditures involved in and to drill, complete and equip for production, or recomplete and rework, as the case may be, each of the wells and to conduct each of the other Scheduled Capital Operations and Prior Capital Operations described or referred to on Exhibit I hereto on or before the respective dates set forth in such Exhibit as a prudent operator, except for any such operation with respect to which Borrower can demonstrate to Lender's satisfaction is not reasonably necessary and Lender has consented in writing to the delay or elimination thereof. To the extent that Lender approves the elimination of such Scheduled Capital Operation, the Initial Capital Cost Ceiling or Secondary Capital Cost Ceiling shall reduce by 110% of such amount.

	Section 4.18 Eugene Island Block 325 Platform. On or before January 31, 1994, Borrower agrees to cause the owners of the Eugene Island Block 325 Platform to enter into an agreement with Borrower satisfactory to Lender allowing Borrower to use the existing platform on Eugene Island Block 325 to service production from the Eugene Island Block 320 Property and agrees to cause such agreement to remain in full force and effect until the Indebtedness has been paid in full.


			     ARTICLE 5.
			     __________

     			NEGATIVE COVENANTS
     			__________________

	The Borrower will at all times comply with the covenants contained in this Article 5, from the date hereof and for so long as any part of the Indebtedness or the Commitment is outstanding, unless otherwise agreed to by the Lender in writing in its sole discretion:

	Section 5.01 Liens. The Borrower will not create, incur, assume or permit to exist any Lien on any of the Mortgaged Properties, except:

		(a)     Liens securing the payment of any Indebtedness;

		(b)     Excepted Liens; and

		(c)     Subordinated Liens.

	Section 5.02 Nature of Business. The Borrower will not permit any material change to be made in the character of its business as carried on at the date hereof.

	Section 5.03 Mergers, Etc.. The Borrower will not merge or consolidate with, or sell, assign, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Properties (whether now owned or hereafter acquired) to any Person.

	Section 5.04 Proceeds of Note. The Borrower will not use or permit the proceeds of the Note to be used for any purpose other than those permitted by Section 2.02.

	Section 5.05 Preservation of Designated Contracts. The Borrower will diligently enforce all of the terms of Designated Contracts including the collection of all amounts due thereunder and will not take any action or permit any action to be taken by others which will release any Person from its obligations or liabilities under any of the Designated Contracts. Borrower will fully comply with all of the terms and conditions of the Designated Contracts that are binding on Borrower.

	Section 5.06    Sale of Properties.  Except as permitted pursuant to
Section 2.15, the Borrower will not sell or otherwise transfer any Mortgaged Property other than the sale of Hydrocarbons after they have been produced in the ordinary course of business.

	Section 5.07 Environmental Matters. Neither the Borrower nor any Subsidiary will cause or permit any of the Mortgaged Property to be in violation of, or do anything or permit anything to be done which will subject any such Property to any remedial obligations under any Environmental Laws, assuming disclosure to the applicable Governmental Authority of all relevan t facts, conditions and circumstances, if any, pertaining to such Property where such remedial obligations would have a Material Adverse Effect. The Borrower will not use or allow use of any of the Mortgaged Property in a manner which will result in (i) violation of any order or requirement of any court or Governmental Authority or any Environmental Laws, (ii) the disposal or other release of any solid waste on or to any such Property except in compliance with Environmental Laws, (iii) a release of a hazardous substance on or to any such Property in a quantity equal to or exceeding that quantity which requires reporting pursuant to Section 103 of CERCLA, or (iv) the release of any hazardous substance on or to any such Property so as to pose an imminent and substantial endangerment to public health or welfare or the environment.

	Section 5.10 Change in Location. The Borrower will not change its name or identity or change the location of its chief executive office or its chief place of business or the place where it keeps its books and records concerning the Collateral without notifying the Lender of such change in writing at least 30 days prior to the effective date of such change.


	Section 5.11 Change in Operatorship. Borrower will not resign as operator of any of the Mortgaged Properties or fail to perform its obligations under any operating agreement affecting the Mortgaged Propert y in a manner that would allow Borrower's removal as operator thereunder.



			     ARTICLE 6.
			     __________

    			EVENTS OF DEFAULT
    			_________________

	Section 6.01 Events. An "Event of Default" shall exist if any of the following events shall occur and be continuing:

		(a) The Borrower shall default in the payment or prepayment when due of any principal of or interest on the Loan or any fees or other amount payable by it hereunder or under any Security Instrument or the Fee Letter; or

		(b) The Borrower shall default in the payment when due of any principal of or interest on the Debt under the Chase Loan Agreement or any of its other Debt in an aggregate amount in excess of $10,000,000; or any event specified in any note, agreement, indenture or other document evidencing or relating to Debt under the Chase Loan Agreement or any such other Debt shall occur if the effect of such event is to cause, or (with the giving of any notice or the lapse of time or both) to permit the holder or holders of such Debt (or a trustee or agent on behalf of such holder or holders) to cause, such Debt to become due prior to its stated maturity; or

		(c) Any representation, warranty or certification made or deemed made herein or in any Security Instrument by the Borrower, or any certificate furnished to any Lender pursuant to the provisions hereof or any Security Instrument, shall prove to have been false or misleading as of the time made or furnished in any material respect; or

		(d) The Borrower shall default in the performance of any of its obligations under any Article of this Agreement other than under
Article 4 or 5 of this Agreement; or the Borrower shall default in the performance of any of its obligations under Article 4 or 5 of this Agreement and such default shall continue unremedied for a period of 30 days after the earlier to occur of (i) notice thereof to the Borrower by the Lender, or
(ii) the Borrower otherwise becoming aware of such default; or

		(e) The Borrower shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due; or

		(f) The Borrower shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of its creditors,
(iii) commence a voluntary case under the Federal Bankruptcy Code (as now or hereafter in effect), (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts, (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Federal Bankruptcy Code, or (vi) take any corporate action for the purpose of effecting any of the foregoing; or

		(g) A proceeding or case shall be commenced, without the application or consent of the Borrower, in any court of competent jurisdiction, seeking (i) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of the Borrower or of all or any substantial part of the assets, or (iii) similar relief in respect of the Borrower under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 days; or an order for relief against the Borrower shall be entered in an involuntary case under the Federal Bankruptcy Code; or

		(h) A judgment for the payment of money in excess of $100,000 shall be rendered by a court against the Borrower and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within 30 days from the date of entry thereof and the Borrower shall not, within said period of 30 days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

		(i) The Borrower shall default in the due observance or performance of any of the covenants or agreements contained in any Security Instrument other than this Agreement and such default shall continue unremedied for a period of 30 days after the earlier to occur of (i) notice thereof to the Borrower by the Lender, or (ii) the Borrower otherwise becoming aware of such default; or

		(j) Any Loan Document shall cease to be in full force and effect or shall be declared null and void or the validity or enforcement thereof shall be contested or challenged by Borrower or any of its Affiliates, or Borrower shall deny that it has any further liability or obligation under any of the Loan Documents; or

		(k) Any violation of any Environmental Law affecting any of Borrower's Oil and Gas Properties, whether now owned or hereafter acquired by Borrower, shall have occurred and such violation results in a Material Adverse Effect;

		(l) The Borrower shall default in performance of any of its obligations under the Swap Agreement, Option Agreement or any other Price Protection Agreement; or

		(m) Borrower shall pay, agree to pay, or be ordered by a court to pay, any amount in excess of $5,000,000 in connection with the dispute referred to in item 13 of Exhibit D (McAllen Ranch royalty claim).

	Section 6.02 Remedies. (a) In the case of an Event of Default other than one referred to in clause (e), (f) or (g) of Section , the Lender may by notice to the Borrower, cancel the Commitment and/or declare the principal amount then outstanding of and the accrued interest on the Loan and all other amounts payable by the Borrower hereunder and under the Note to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other formalities of any kind, all of which are hereby expressly waived by the Borrower.

	(b) In the case of the occurrence of an Event of Default referred to in clause (e), (f) or (g) of Section , the Commitment shall be automatically cancelled and the principal amount then outstanding of, and the accrued interest on, the Loan and all other amounts payable by the Borrower hereunder and under the Notes shall become automatically immediately due and payable without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other formalities of any kind, all of which are hereby expressly waived by the Borrower.

	(c) Upon the occurrence of any Event of Default, the Lender, subject to the limitations contained in Section 6.03, may exercise all rights and remedies available to it in law or in equity under the Loan Documents, or otherwise.

	(d) All proceeds received after maturity of the Note, whether by acceleration or otherwise shall be applied to the Indebtedness in such order as the Lender in its discretion shall determine.

	Section 6.03 Limited Recourse. Subject to the rest of this Section, Borrower shall be liable for the Indebtedness, to the full extent, but only to the extent, of, and Lender's recourse against Borrower is limited to, the Borrower's interest in the Collateral notwithstanding any provisions in this Agreement or the Security Instruments to the contrary. If Default occurs in the timely and proper payment of the Note, any judicial proceedings brought by Lender against Borrower shall be limited to the attachment, execution, writ of process, preservation, enforcement and foreclosure against Borrower's interest in the Collateral, and no attachment, execution of other writ or process shall be sought, issued to or levied upon any assets, properties or funds of Borrower. If Lender exercises any remedy which it may have available against the Borrower's interest in the Collateral, no judgment for any deficiency upon the Note shall be sought or obtained by Lender against the Borrower. Notwithstanding the foregoing provisions of this Section, the Borrower shall be fully liable to Lender to the same extent that the Borrower would be liable absent the foregoing provisions of this Section: (a) for the amount of damage, if any, caused by Borrower's fraud or willful misconduct;
(b) for the amount of any proceeds or other income arising with respect to the Collateral collected or received by Borrower, and not turned over to Lender after the date on which a Default has occurred; (c) for the reasonable attorneys' fees and court costs incurred by Lender in the following circumstances: (A) for enforcement of Borrower's liability as set forth herein, or (B) if, after default by Borrower and notice of Lender's intent to accelerate maturity and foreclose, Borrower (or anyone claiming by, through or under Borrower) attempts to contest, interfere with, hinder or delay the foreclosure or instigates a bankruptcy proceeding which has the effect of staying the foreclosure; (d) for the amount of damage, if any caused by a breach of representation, warranty or covenant by Borrower in the Loan Documents including, but not limited to, representations and warranty of title; and (e) for any amount owed under any indemnity by Borrower in the Loan Documents.

	Section 6.04 Suspension of Capital Expense Deductions. If a Material Adverse Effect occurs or if a Default exists, Lender in addition to any other remedy available to Lender may, by notice to Borrower, suspend Borrower's right to thereafter deduct any Capital Expenses thereafter incurred by Borrower in the calculation of the Monthly Payment Amount, except for such Capital Expenses as are approved in writing by Lender after the date of such notice.


			     ARTICLE 7.
			     __________

    			CONDITIONS OF LENDING
    			_____________________

	Section 7.01 Conditions to Loan The obligation of the Lender to make the Loan under this Agreement is subject to the following conditions precedent wherein each document to be delivered to the Lender shall be in form and substance satisfactory to it:

		(a) Closing. On the date of this Agreement all instruments, certificates and opinions referred to in this Section shall be delivered.

		(b) Note. The Borrower shall have duly and validly issued, executed and delivered the Note to the Lender.

		(c)     Secretary's Certificates.

		(i) The Lender shall have received certificates of the Secretary or Assistant Secretary of the Borrower setting forth (A) resolutions of its board of directors or executive committee of its board of directors in form and substance satisfactory to the Lender with respect to the authorization of the Note, this Agreement and any other Security Instruments provided herein and the officers of the Borrower authorized to sign such instruments, and (B) specimen signatures of the officers so authorized.

		(ii) The Lender shall also have received a copy, certified as true by the Secretary or Assistant Secretary of the Borrower of the certificate of incorporation and the bylaws of the Borrower.

		(iii) The Lender shall have received a certificate of the principal accounting officer or treasurer of the Borrower certifying that Borrower has incurred, or expects to incur prior to January 1, 1994, at least $7,583,000 in capital costs to develop the Development Properties.

		(d) Opinion of Corporate and Texas Counsel. The Lender shall have received from counsel for the Borrower acceptable to Lender, a favorable written opinion in form and substance satisfactory to Lender as to the matters contained in Exhibit M-1 and as to such other matters incident to the transactions herein contemplated as the Lender may reasonably request.

		(e) Opinion of Colorado Counsel. The Lender shall have received from Colorado counsel for the Borrower acceptable to Lender, a favorable written opinion in form and substance satisfactory to Lender as to the matters contained in Exhibit M-2 and as to such other matters incident to the transactions herein contemplated as the Lender may reasonably request.

		(f) Opinion of Louisiana Counsel. The Lender shall have received from counsel for the Borrower acceptable to Lender, a favorable written opinion in form and substance satisfactory to Lender as to the matters contained in Exhibit M-3 and as to such other matters incident to the transactions herein contemplated as the Lender may reasonably request.

		(g) Other Security Instruments. The Lender shall have received the following instruments, each duly and validly executed and delivered by the respective parties thereto (other than the Lender), and in sufficient executed counterparts for recording purposes when applicable, as security for the Note and other Indebtedness:

			(i) Act of Mortgage, Assignment of Production, Security Agreement and Financing Statement covering all of the Development Properties and the Sandefer Properties executed by the Borrower;

			(ii) Deed of Trust, Assignment of Production, Security Agreement and Financing Statement covering all of the Wagner & Brown Properties executed by the Borrower;

			(iii) Security Agreement covering the Price Protection Agreements satisfactory to Lender;

			(iv) Transfer Orders covering the Development Properties and the Sandefer Properties and Wagner & Brown Properties in form satisfactory to Lender; and

			(v) Financing statements collectively covering all the Borrower's personal Property in which the Lender shall have Liens pursuant to the Security Instruments referred to in clauses (i), (ii) and (iii) of this Section 7.01(g).

		(h) Recordings. The Security Instruments mentioned in Subsections 7.01(g)(i), (ii), (iii) and (v) and or other notices related thereto if necessary or appropriate, shall have been duly delivered to the appropriate offices for filing or recording, and the Lender shall have received confirmations of receipt thereof by the appropriate filing or recording offices or counsel acceptable to Lender.

		(i) Title. The Borrower shall have provided title opinions and other title information covering the Development Properties, Sandefer Properties and Wagner & Brown Properties satisfactory to Lender.

		(j) Insurance Certificate. The Lender shall have received a certificate satisfactory to Lender evidencing that all insurance policies required by Section 4.09 are in full force and effect and Lender showing as an additional insured with respect to liability coverage and that loss payable endorsements in favor of the Lender have been added thereto with respect to all insurance policies covering damage or loss to the Collateral.

		(k) Sandefer Purchase. The Borrower shall have closed the purchase of the Sandefer Properties in accordance with the terms of the Purchase and Sale Agreement dated as of November 1, 1993 between Borrower and Sandefer Offshore Operating Co. et al, all assignments, conveyances, bills of sale and other instruments necessary to convey the Sandefer Properties to Borrower shall have been executed in form satisfactory to Lender, delivered to Borrower and filed for record in the appropriate parish and MMS records, and Borrower shall have paid the portion of the purchase price of the Sandefer Properties not funded by the proceeds of the Loan.

		(l) Overriding Royalty; Production Agreement. The Borrower shall execute and deliver to Lender the Conveyance of Overriding Royalty Interest (EI Block 326) and the Production Agreement (EI Block 326) covering the Eugene Island Block 326 Properties and they shall have been filed for record in the appropriate parish and MMS records. The Borrower shall execute and deliver to Lender the Conveyance of Overriding Royalty Interest (Wagner & Brown) and the Production Agreement (Wagner & Brown) covering the Wagner & Brown Properties and they shall have been filed for record in the appropriate county records.

		(m) Wagner & Brown Purchase. The Borrower shall have closed the purchase of the Wagner & Brown Properties in accordance with the terms of the Purchase and Sale Agreement dated December 9, 1993 between Borrower and Wagner & Brown, Ltd., and all assignments, conveyances, bills of sale and other instruments necessary to convey the Wagner & Brown Properties to Borrower shall have been executed in form satisfactory to Lender, delivered to Borrower and filed for record in the appropriate county records, and Borrower shall have paid the portion of the purchase price of the Wagner & Brown Properties not funded directly by the proceeds of the Loan.

		(n) Borrowing Request. At least one Business Day before the Loan is made hereunder the Lender shall have received a Borrowing Request which shall be true and correct and shall be duly and properly executed and completed by the Borrower.

		(o) Fees. The fees due and payable under the Fee Letter shall have been paid in full.

		(p) No Default. No Default shall have occurred and be continuing or shall occur by virtue of making the Loan.

		(q) Representations and Warranties. All of the representations and warranties of the Borrower contained in this Agreement or any other Security Instrument shall be true and correct in all material respects on and as of the date of the Loan.

		(r) No Material Adverse Effect. Since September 30,1993, there shall have occurred no Material Adverse Effect.

		(s) Compliance Certificate. The Lender shall have received at the time such Loan is made a compliance certificate, which shall be true and correct, in the form of Exhibit C attached hereto, duly and properly executed by an executive officer of the Borrower, and dated as of the date of the funding of such Loan.

		(t) Other. The Lender shall have received such other documents and information contemplated by the Loan Documents as the Lender may reasonably request concerning the Loan.

		(u) Other Representations. The borrowing hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such borrowing as to the facts specified in Subsections (q) and (r) of this Section.

		(v) Price Protection Agreements. The Swap Agreement and the Option Agreement shall have been executed by and delivered to the parties thereto.

		(w) Gas Contract. The Gas Purchase Contract of even date herewith between Borrower and Enron Gas Marketing, Inc. shall have been executed by and delivered to the parties thereto.

	Section 7.02 Guerra Tract and U Sand Prospect Deferred Funding Provisions. (a) In the event all of the conditions to funding of the Loa n have been satisfied except the condition set forth in Section 7.01(i) is not satisfied with respect to the portion of the Wagner & Brown Properties referred to as the "Guerra tract", the amount to be advanced in connection with the initial funding of the Loan will be reduced by $10,152,000 unles s the provisions of Section 7.02(b) are applicable. In the event said $10,152,000 is not funded by Lender in connection with the initial funding of the Loan, then subject to the remaining provisions of this Section 7.02, Lender will advance such $10,152,000 on the earlier of (i) Lender's receipt of title opinions and other title information satisfactory to Lender with respect to Borrower's title to the Guerra tract or (ii) Lender's receipt of a letter of credit from a bank satisfactory to Lender in an amount and from a bank that is satisfactory to Lender and containing such terms as are satisfactory to Lender, which letter of credit shall provide security to Lender for title defects relating to such the Guerra tract. Lender's obligation to fund said $10,152,000 upon the occurrence of one of the two events described in the preceding sentence shall be subject to satisfaction of closing conditions similar to those set forth in Section 7.01, Lender's receipt of a Borrowing Request not less than 5 but not more than 10 Business Days before the date such additional loan amount is to be advanced and such other information contemplated by the Loan Documents as the Lender may reasonably request concerning the amount to be advanced.

	(b) If Borrower has not satisfied the condition in Section 7.01(i) with respect to the Guerra tract, and all other conditions to funding of the Loan have been satisfied, the amount to be advanced in connection with the initial funding of the Loan will not be reduced as provided in Section
7.02(a) if the following shall have occurred: (i) prior to 11:00 A.M. Mountain Time one Business Day prior to the date of funding specified in the initial Borrowing Request Borrower shall have furnished Lender a form of letter of credit to be issued to Lender in an amount and from a bank satisfactory to Lender, containing terms satisfactory to Lender and providing security for title defects with respect to the Guerra tract, and (ii) Borrower shall have caused such letter of credit to be issued to Lender by said bank on said terms on or before the time of such initial funding of the Loan.

	(c) If Borrower causes a letter of credit to be issued to Lender pursuant to Section 7.02(a) or (b) which is acceptable to Lender for the purposes of funding the $10,152,000 referred to therein, but upon termination of such letter of credit Lender has not been furnished title opinions and other title information satisfactory to Lender with regard to Borrower's title to the Guerra tract and proceeds of the letter of credit for any reason (or other voluntary prepayments of the Loan by Borrower) have not been paid to Lender in an amount satisfactory to Lender to compensate for any title deficiencies, (or lack of satisfactory title opinions or title information), then at the option of Lender an Event of Default shall exist and Lender shall be entitled to exercise all of its rights and remedies under
Article 6 of this Agreement in connection therewith. Borrower at the request of Lender will furnish Lender any documents or instruments required to enable Lender to demand payment under any such letter of credit. Borrower will not consent to any settlement of any title defects in connection with the Guerra tract unless Lender shall have consented thereto in writing. Borrower will consult with Lender and keep Lender fully advised of all developments in connection with the resolution of title defects with regard to the Guerra tract and will assert any title defects requested by Lender. If as a result of title defects which are asserted with regard to the Guerra tract, the seller of the Wagner & Brown Properties exercises any right to rescind the sale of the Wagner & Brown Properties, Lender shall have the option to declare the Loan and all interest accrued thereon immediately due and payable. If the sale of the Wagner & Brown Properties is rescinded by the seller and the Loan, all interest accrued thereon, all amounts due in connection with termination of the Swap Agreement and any other Price Protection Agreements and all fees and expenses incurred in connection herewith are paid in full, Lender agrees at the expense of Borrower to release the Security Instruments as well as Lender's interests under the Conveyance of Overriding Royalty (EI Block 326), Conveyance of Overriding Royalty (Wagner & Brown), the Production Agreement (EI Block 326) and the Production Agreement (Wagner & Brown).

	(d) In addition to any reduction in the funding of the Loan pursuant to the provisions of Section 7.02(a), the amount of the Loan to be advanced by Lender in connection with the initial funding will be reduced by $1,400,000. Subject to the remaining provisions of this Section 7.02(d), said amount will be advanced by Lender upon receipt by Lender of title opinions and other title information satisfactory to Lender showing that Borrower owns oil and gas leases covering the "U Sand Prospect" (as described in Exhibit Q) relating to a portion of the Guerra tract and other lands providing Borrower with a net revenue interest in said prospect of not less than 37.5%. If prior to June 30, 1994, Borrower furnishes Lender title opinions and other title information satisfactory to Lender showing that Borrower owns oil and gas leases covering the U Sand Prospect providing Borrower with a net revenue interest in said prospect of greater than 12% but less than 37.5%, then subject to the remaining provisions of this
Section 7.02(d), Lender will advance to Borrower $54,900 for each 1% net revenue interest in the U Sand Prospect owned by Borrower in excess of 12%. Lender's obligation to fund said $1,400,000, or any portion thereof, shall be subject to satisfaction of closing conditions similar to those set forth in Section 7.01, Lender's receipt of a Borrowing Request not less than 5 but not more than 10 Business Days before the date such additional loan amount is to be advanced, amendments (at the expense of Borrower) to the Security Instruments covering the Wagner & Brown Properties, the Conveyance of Overriding Royalty (Wagner and Brown) and the Production Agreement
(Wagner & Brown) in a manner acceptable to Lender to add all of the leases acquired by Borrower in connection with the U Sand Prospect to the properties covered thereby and such other information contemplated by the Loan Documents as the Lender may reasonably request concerning the amount to be advanced.


			     ARTICLE 8.
			     __________

			     MISCELLANEOUS
			     _____________

	Section 8.01    Notices.   Any notice required or permitted to be
given under or in connection with this Agreement, the other Security Instruments (except as may otherwise be expressly required therein) or the Note shall be in writing and shall be mailed by first class or express mail, postage prepaid, or telecopy or other similar form of rapid transmission, or personally delivered to an officer of the receiving party. All such communications shall be mailed, sent or delivered,

		(a) if to the Borrower to the attention of Mr. Kenton M. Scroggs at the address shown at the beginning of this Agreement for the Borrower, or to such other address or to such individual's or department's attention as it may have furnished the Lender in writing, or if by telecopy to (303) 592-2515 or such other telecopy number as it may have furnished to Lender in writing; or

		(b) if to the Lender, to the attention of Mr. Andrew S. Fastow at the address shown at the beginning of this Agreement, or to such other address or to such individual's or department's attention as it may have furnished the Borrower in writing, or if by telecopy to (713) 646-8174 or such other telecopy number as it may have furnished to Borrower in writing.

Any communication so addressed and mailed shall be deemed to be given when so mailed, except that Borrowing Requests or communications related to Borrowing Requests shall not be effective until actually received by the Lender; and any notice so sent by telecopy shall be deemed to be given when receipt of such transmission is acknowledged or confirmed, and any communication so delivered in person shall be deemed to be given when receipted for by, or actually received by, an authorized officer of the Borrower or the Lender, as the case may be.

	Section 8.02 Amendments and Waivers. Any provision of this Agreement, the other Security Instruments or the Note may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower (and/or any other Person which is a party to any Security Instrument being amended or with respect to which a waiver is being obtained) and the Lender.

	Section 8.03    Capital Adequacy.    (a)  Subject to the provisions
of Section 8.03(c), the Borrower shall pay to the Lender from time to time on request such amounts as such Lender may determine to be necessary to compensate the Lender or its parent or holding company for any costs which it determines are attributable to the maintenance by such Lender or its parent or holding company, pursuant to any law or regulation or any interpretation, directive or request (whether or not having the force of law) of any court or governmental or monetary authority, of capital in respect of its Commitment or making, funding or maintaining any Loans. The Lender will notify the Borrower that it is entitled to compensation pursuant to this subparagraph
(a) as promptly as practicable after it determines to request such compensation.

	(b) Determinations and allocations by the Lender for purposes of this Section 8.03 shall be conclusive, provided that such determinations and allocations are made on a reasonable basis.

	(c) The provisions of this Section 8.03 shall only be applicable in the event Lender assigns this agreement to a state or federal bank or other regulated financial institution.

	Section 8.04    Payment of Expenses, Indemnities, etc.   The Borrower
agrees to:
		(a) (whether or not the transactions hereby contemplated are consummated), pay all reasonable out-of-pocket expenses of the Lender (both before and after the execution hereof and including advice of counsel as to the rights and duties of the Lender with respect thereto) in connection with the negotiation, investigation, preparation, execution and delivery of, recording or filing of, preservation of rights under, enforcement of, and refinancing, renegotiation or restructuring of, this Agreement, the Note and the other Security Instruments and any amendment, waiver or consent relating thereto (including, without limitation, the reasonable fees and disbursements of counsel for the Lender); and promptly reimburse the Lender for all amounts expended, advanced or incurred by the Lender to satisfy any obligation of the Borrower under this Agreement or any Security Instrument;

		(b) pay and hold the Lender harmless from and against any and all present and future stamp and other similar taxes with respect to the Notes, Indebtedness and Security Instruments and save the Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes, and will indemnify the Lender for the full amount of taxes paid by the Lender in respect of payments made or to be made hereunder and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such taxes were correctly or legally asserted;

		(c) INDEMNIFY THE LENDER, THE TRUSTEE AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, REPRESENTATIVES, AGENTS, ATTORNEYS AND AFFILIATES FROM, HOLD EACH OF THEM HARMLESS AGAINST AND PROMPTLY UPON DEMAND PAY OR REIMBURSE EACH OF THEM FOR, ANY
	AND ALL ACTIONS, SUITS, PROCEEDINGS (INCLUDING ANY INVESTIGATIONS, LITIGATION OR INQUIRIES), CLAIMS, DEMANDS AND CAUSES OF ACTION, AND, IN CONNECTION THEREWITH, ALL REASONABLE COSTS, LOSSES, LIABILITIES, DAMAGES OR EXPENSES OF ANY KIND OR NATURE WHATSOEVER (COLLECTIVELY THE "INDEMNITY MATTERS") WHICH MAY BE INCURRED BY OR ASSERTED AGAINST OR INVOLVE ANY OF THEM (WHETHER OR NOT ANY OF THEM IS DESIGNATED A PARTY THERETO) AS A RESULT OF, ARISING OUT OF OR IN
	ANY WAY RELATED TO (i) ANY ACTUAL OR PROPOSED USE BY THE BORROWER
	OF THE PROCEEDS OF THE LOAN, (ii) THE OPERATIONS OF THE BUSINESS
	OF THE BORROWER, (iii) ANY BODILY INJURY OR DEATH OR PROPERTY
	DAMAGE OCCURRING IN OR UPON OR IN THE VICINITY OF ANY PROPERTY,
	(iv) ANY CLAIM BY ANY THIRD PERSON AGAINST ANY HYDROCARBONS OR
	THE PROCEEDS OF HYDROCARBONS ASSIGNED TO OR PAID TO LENDER PURSUANT TO ANY SECURITY INSTRUMENT, (v) THE FAILURE OF THE BORROWER TO COMPLY WITH ANY GOVERNMENTAL REQUIREMENT, OR (vi) ANY OTHER ASPECT OF THIS AGREEMENT (EXCEPT ANY CLAIMS AGAINST LENDER BY ANY ASSIGNEE OR PARTICIPANT OF LENDER ARISING OUT OF ANY MISREPRESENTATION BY LENDER), THE NOTE AND THE SECURITY INSTRUMENTS, INCLUDING, WITHOUT LIMITATION, THE REASONABLE FEES AND DISBURSEMENTS OF COUNSEL AND
	ALL OTHER EXPENSES INCURRED IN CONNECTION WITH INVESTIGATING, DEFENDING OR PREPARING TO DEFEND ANY SUCH ACTION, SUIT, PROCEEDING (INCLUDING ANY INVESTIGATIONS, LITIGATION OR INQUIRIES) OR CLAIM
	AND INCLUDING ALL INDEMNITY MATTERS ARISING BY REASON OF THE NEGLIGENCE OF ANY INDEMNITEE BUT EXCLUDING, HOWEVER, INDEMNITY MATTERS ARISING BY REASON OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY PERSON INDEMNIFIED HEREUNDER; and


		(d) indemnify and hold harmless from time to time the Lender, the Trustee and their respective officers, directors, employees, representatives, counsel, agents, attorneys and Affiliates from and against any and all losses, claims, cost recovery actions, administrative orders or proceedings, damages and liabilities to which any such Person may become subject (i) under any Environmental Law applicable to the Borrower or any of its respective Properties,
	(ii) as a result of the breach or non-compliance by the Borrower with any Environmental Law applicable to the Borrower, (iii) due to past ownership by the Borrower of any of their respective Properties or past activity on any of their respective Properties or past activity on any of their respective Properties which, though lawful and fully permissible at the time, could result in present liability,
	(iv) the presence, use, release, storage, treatment or disposal of Hazardous Substances on or at any of the Properties owned or operated by the Borrower, or (v) any other environmental, health or safety condition in connection with this Agreement, the Note or any other Security Instrument;

		(e) In the case of any indemnification hereunder, the Lender or other Person indemnified hereunder shall give notice to the Borrower within a reasonable period of time of any such claim or demand being made against the Lender or other indemnified Person and the Borrower shall have the non-exclusive right to join in the defense against any such claim or demand provided that if the Borrower provides a defense, the indemnitee shall bear its own cost of defense unless there is a conflict of interest between the Borrower and such indemnitee. The provisions of this paragraph shall survive the final payment of all Indebtedness and the termination of this Agreement and shall continue thereafter in full force and effect.

		(f) No indemnitee may settle any claim to be indemnified without the consent of the indemnitor, such consent not to be unreason-ably withheld; provided, that the indemnitor may not reasonably withhold consent to any settlement that an indemnitee proposes, if the indemnitor does not have the financial ability to pay all its obligations outstand-ing and asserted against the indemnitee at that time, including the maximum potential claims against the indemnitee to be indemnified pursuant to this Section 8.04.

		(g) This Section shall not apply to actions, suits, proceedings, investigations, demands, losses, liabilities, claims, damages, deficiencies, interest, judgments, costs or expenses arising solely and directly from the acts or omissions of the Lender during the period after which such Person, its successors or assigns shall have acquired such Property through foreclosure or deed in lieu of foreclosure whether or not any such acquisition has been approved by the Minerals Management Service.

		(h) The Borrower's obligations under this Section shall survive any termination of this Agreement and the payment of the Note.

	Section 8.05 Invalidity. In the event that any one or more of the provisions contained in the Note, this Agreement or in any other Security Instrument shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of the Note, this Agreement or any other Security Instrument.

	Section 8.06    Survival of Agreements.   All representations and
warranties of the Borrower herein or in the other Security Instruments, and all covenants and agreements herein not fully performed before the effective date or dates of this Agreement and of the other Security Instruments, shall survive such date or dates.

	Section 8.07 Successors and Assigns. All covenants and agreements contained by or on behalf of the Borrower under this Agreement and any other Loan Document shall bind its successors and assigns and shall inure to the benefit of the Lender and its successors and assigns. The Borrower shall not, however, have the right to assign its rights under this Agreement or any interest herein, without the prior written consent of the Lender. The Lender may, without the consent of Borrower, sell, assign, transfer, pledge, grant a security interest in and grant participations in all or any portion of its interests under this Agreement and the other Loan Documents, except that any assignment of Lender's interests under this Agreement to an entity that is not an Affiliate of Enron Corp. or managed by Enron Corp. or one of its Affiliates or for which neither Enron Corp. nor its Affiliates serve as administrative agent shall be subject to Borrower's prior written consent which shall not be unreasonably withheld. In the event that the Lender grants participations in the Note or other Indebtedness of the Borrower incurred or to be incurred pursuant to this Agreement, to other lenders, each of such other lenders shall have the rights of set off against such Indebtedness and similar rights or Liens to the same extent as may be available to the Lender. In the event Lender's interest hereunder is assigned to more than one assignee, Borrower shall not be required to pay fees or expenses of more than one law firm, accounting firm or consultant to represent the interests of all Lenders hereunder with respect to the same issue.

	Section 8.08 Renewal, Extension or Rearrangement. All provisions of this Agreement and of any other Security Instruments relating to the Note or other Indebtedness shall apply with equal force and effect to each and all promissory notes hereinafter executed which in whole or in part represent a renewal, extension for any period, increase or rearrangement of any part of the Indebtedness originally represented by the Note or of any part of such other Indebtedness.

	Section 8.09 Waivers. No course of dealing on the part of the Lender, its officers, employees, consultants or agents, nor any failure or delay by the Lender with respect to exercising any right, power or privilege of the Lender under the Note, this Agreement or any other Security Instrument shall operate as a waiver thereof, except as otherwise provided in Section hereof.

	Section 8.10 Cumulative Rights. Rights and remedies of the Lender under the Note, this Agreement and each other Security Instrument shall be cumulative, and the exercise or partial exercise of any such right or remedy shall not preclude the exercise of any other right or remedy.

	Section 8.11 Singular and Plural. Words used herein in the singular, where the context so permits, shall be deemed to include the plural and vice versa. The definitions of words in the singular herein shall apply to such words when used in the plural where the context so permits and vice versa.

	Section 8.12 Construction. The parties acknowledge and agree that Borrower's principal place of business is located in the State of Colorado, that significant negotiations in connection herewith took place in the State of Colorado and that material obligations, including payment of the Note and other obligations hereunder are to be performed in the State of Colorado. Accordingly, the parties agree that this Agreement and the loan transactions evidenced in part by this Agreement bear a reasonable relationship to the State of Colorado and, except to the extent the laws of any other state are applicable to any Security Agreement covering Collateral located in or offshore of such state, this Agreement, the Note and the rights and obligations of the parties in connection with the loan transactions evidenced in part by this Agreement shall be construed in accordance with and governed by the laws of the State of Colorado, without reference to conflicts of laws rules or principles of any other state.

	Section 8.13 Interest. It is the intention of the parties hereto to conform strictly to usury laws applicable to this transaction. Accordingly, if the transactions contemplated hereby would be usurious under applicable law, then, in that event, notwithstanding anything to the contrary in the Note, this Agreement or in any other Security Instrument or agreement entered into in connection with or as security for the Note, it is agreed as follows:
(i) the aggregate of all consideration which constitutes interest under law applicable to the Lender that is contracted for, taken, reserved, charged or received under the Note, this Agreement or under any of the other aforesaid Security Instruments or agreements or otherwise in connection with this transaction shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be cancelled automatically and if therefore paid shall be credited by the Lender on the principal amount of the Indebtedness (or, to the extent that the principal amount of the Indebtedness shall have been or would thereby be paid in full, refunded to the Borrower); and (ii) in the event that the maturity of the Note is accelerated by reason of an election of the Lender resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to this transaction may never include more than the maximum amount allowed by such applicable law, and (iii) excess interest, if any, provided for in this Agreement or otherwise in connection with the Loans shall be cancelled automatically and, if theretofore paid, shall be credited by the Lender on the principal amount of the Indebtedness (or, to the extent that the principal amount of the Indebtedness shall have been or would thereby be paid in full, refunded by the Lender to the Borrower). The right to accelerate the maturity of the Note does not include the right to accelerate any interest which has not otherwise accrued on the date of such acceleration, and the Lender does not intend to collect any unearned interest in the event of acceleration. All sums paid or agreed to be paid to the Lender for the use, forbearance or detention of sums included in the Indebtedness shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of the Note until payment in full so that the rate or amount of interest on account of the Indebtedness does not exceed the applicable usury ceiling, if any. As used in this Section the term "applicable law" shall mean the laws which govern this Agreement as described in Section (or the law of any other jurisdiction whose laws may be mandatorily applicable notwithstanding other provisions of this Agreement), or law of the United States of America applicable to the Lender and the Loans which would permit the Lender to contract for, charge, take, reserve or receive a greater amount of interest than under any other applicable law.

	Section 8.14 References.. The words "herein," "hereof," "hereunder" and other words of similar import when used in this Agreement refer to this Agreement as a whole, and not to any particular article, section or subsection. Any reference herein to a Section or Subsection shall be deemed to refer to the applicable Section or Subsection of this Agreement unless otherwise stated herein. Any reference herein to an exhibit shall be deemed to refer to the applicable exhibit attached hereto unless otherwise stated herein.

	Section 8.15 Taxes, etc.. Any taxes (excluding income taxes) payable or ruled payable by federal or state authority in respect of the Note, this Agreement or the other Security Instruments shall be paid by the Borrower, together with interest and penalties, if any.

	Section 8.16 Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, the Lender shall not be obligated to extend credit to the Borrower in an amount in violation of any limitation or prohibition provided by any applicable statute or regulation.

	Section 8.17 Entire Agreement. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS EMBODY THE ENTIRE AGREEMENT AND UNDERSTANDING BETWEEN THE LENDER AND THE BORROWER AND SUPERSEDE ALL OTHER AGREEMENTS AND UNDERSTANDINGS BETWEEN SUCH PARTIES RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF. THIS WRITTEN LOAN AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.
THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

	Section 8.18 Exhibits. The exhibits attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein, except that in the event of any conflict between any of the provisions of such exhibits and the provisions of this Agreement, the provisions of this Agreement shall prevail.

	Section 8.19 Titles of Articles, Sections and Subsections. All titles or headings to articles, sections, subsections or other divisions of this Agreement or the exhibits hereto are only for the convenience of the parties and shall not be construed to have any effect or meaning with respect to the other content of such articles, sections, subsections or other divisions, such other content being controlling as to the agreement between the parties hereto.

	Section 8.20 Satisfaction Requirement. If any agreement, certificate, instrument or other writing, or any action taken or to be taken, is by the terms of this Agreement required to be satisfactory to any party, the determination of such satisfaction shall be made by such party in its sole and exclusive judgment exercised in good faith.

	Section 8.21 Counterparts. This Agreement may be executed in two or more counterparts, and it shall not be necessary that the signatures of all parties hereto be contained on any one counterpart hereof; each counterpart shall be deemed an original, but all of which together shall constitute one and the same instrument.

	IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed as of the date first above written.

		BORROWER:               FOREST OIL CORPORATION

					                     By:   ___________________________
                     					Name:  William L. Dorn
                     					Title: Chairman of the Board and
                     					       Chief Executive Officer


		LENDER:                 JOINT ENERGY DEVELOPMENT
					INVESTMENTS LIMITED PARTNERSHIP

							                   By:     Enron Capital Corp.,
                            						its general partner

                     					By:   ___________________________
                          						Thomas S. Glanville
                          						Attorney-in-Fact